Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Announces Guidance For 2002 Year-End, 2003

CHARLOTTE, Michigan, November 18, 2002 -- Spartan Motors, Inc. (Nasdaq: SPAR) today announced earnings guidance for the year ending December 31, 2002 and initial guidance for 2003.

The Charlotte, Mich.-based manufacturer of motorhome chassis, fire truck chassis and emergency vehicles said it expects to earn $0.95 to $0.98 per share in 2002, which is slightly higher than analyst estimates. For the first nine months of 2002, Spartan Motors has reported net earnings of $0.80 per share on net sales of $196.1 million, compared with net earnings of $0.41 per share, on net sales of $173.0 million in the same period last year.

Spartan also reported initial guidance for the 2003 calendar year. Spartan Motors said its initial guidance is for sales to increase to within a range of $290 million to $300 million, with earnings reaching $1.06 to $1.10 per share in 2003.

"We will continue to focus on the things that have brought us success over the past 18 months, such as productivity, quality, managing working capital and generating cash flow," said John Sztykiel, chief executive officer of Spartan Motors. "In 2003, we will also focus on winning market share -- not buying it -- but earning it with great products, great service and a desire to make the Spartan experience a great one for customers. Spartan Motors will work hard to become the most desired brand and lowest total-cost producer in the market niches we serve."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks, ambulances and other specialty vehicles. The Company also owns ambulance manufacturer Road Rescue Inc. and rescue vehicle manufacturer Crimson Fire, formerly Luverne Fire Apparatus and Quality Manufacturing.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" by the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects" that a particular result may occur, or that its "guidance" or "initial guidance" is that a particular event may occur. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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